Exhibit 99.2

Contacts:	Steven O. Cordier
Senior Vice President and CFO
303-649-1900
steve.cordier@penx.com

Penford Reports Fourth Quarter and Annual Fiscal 2011 Financial Results

Consolidated annual sales increased 24% to a record $315 million.

Fiscal 2011 gross margin rose by $10.4 million and operating income improved $9.3 million from a year ago.

Penford executes a definitive agreement to purchase Carolina Starches.

CENTENNIAL, CO, November 10, 2011 — Penford Corporation (Nasdaq: PENX), a leader in renewable ingredient systems for industrial and food applications, today reported that consolidated sales for the quarter ended August 31, 2011 increased 33% to a record fourth quarter level of $83.6 million from $63.0 million a year ago. Gross margin rose $3.8 million from last year. The Food business achieved a record fourth quarter operating profit. Quarterly Industrial Ingredients results reflect an increase in accounts receivable reserve of $0.6 million for a paper industry customer that filed for bankruptcy protection. Consolidated loss from continuing operations was comparable to last year at $0.26 per diluted share.

A table summarizing quarterly financial results is shown below:

Penford Corporation — Financial Highlights

(In thousands)	Q4 FY 11	Q3 FY11	Q2 FY11	Q1 FY11	Q4 FY10
Food Ingredients:
Sales	$22,554	$23,637	$17,713	$18,336	$17,369
Gross margin	6,766	7,808	5,385	6,353	5,406
Operating income	4,135	5,517	3,576	4,808	3,698
Depreciation and amortization	486	510	553	561	555

Industrial Ingredients:
Sales	$61,085	$61,596	$56,591	$53,930	$45,633
Gross margin	552	2,609	1,458	2,904	(1,907)
Operating income (loss)	(3,023)	(734)	(1,103)	142	(5,098)
Depreciation and amortization	2,691	2,712	2,696	2,713	2,716

Consolidated:
Sales	$83,638	$85,233	$74,304	$72,266	$63,002
Gross margin	7,317	10,418	6,843	9,257	3,499
Operating income (loss)	(1,518)	2,506	488	2,969	(2,796)
Depreciation and amortization	3,556	3,598	3,618	3,643	3,642

Food Ingredients Fourth Quarter Fiscal 2011 Results

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Food Ingredients reported sales of $22.6 million, up 30% from the prior year. Revenue growth was driven primarily by new business gains with applications based on corn substrates as well as companion pet and gluten free products. Sales in all three categories more than doubled from last year.

•	Gross margin improved 25% on volume growth, better plant utilization rates, lower unit processing costs and favorable product mix from increased sales of value-added specialty formulations.

•	Operating income improved 12% over the prior year to a record fourth quarter level of $4.1 million.

Industrial Ingredients Fourth Quarter Fiscal 2011 Results

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Revenue increased 34% to $61.1 million reflecting higher corn prices that were passed through to customers, increased processing and manufacturing fees, improved ethanol pricing and growth of specialty starch-based additives.

•	Ethanol sales grew 55% to $27.3 million. Market prices for ethanol rose 67% over the last 12 months while comparable industry crush margins improved by $0.15 per gallon or about 30% from last year.

•	Specialty industrial starches sales expanded by 11% from a year ago on higher volumes and average unit prices.

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Gross margin rose $2.5 million from a year ago as higher average unit selling prices for industrial starch and ethanol and lower unit manufacturing costs outpaced rapidly rising raw material costs. Industry net corn costs increased more than 90% as projections of wider physical corn supply/demand imbalances impacted fully delivered costs.

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Quarterly operating results decreased sequentially from the third quarter of fiscal 2011 as: (1) the Cedar Rapids plant experienced several unplanned interruptions of electrical power supply that penalized results by about $1.4 million, (2) regional costs for physical corn (basis) rose sharply from historical levels and net corn costs rose by about $1.4 million, (3) a reserve of $0.6 million was established after a customer that filed for bankruptcy protection.

Fiscal 2011 Consolidated Annual Results

•	Food and Industrial Ingredients businesses reported record revenues.

•	Cash flow from operations was $2.9 million despite the impact of higher corn costs on working capital and $6.4 million in pension contributions.

•	Interest expense was $9.4 million, including dividends on preferred stock, which are non-deductible from taxable income.

•	Outstanding bank debt on the Company’s $60 million revolving credit facility was $22.1 million at August 31, 2011.

Acquisition

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The Company executed a definitive agreement on November 9, 2011 to purchase the stock and certain assets of the business currently operated by Carolina Starches for approximately $9.5 million in cash, including $3.5 million of assumed debt that will be retired upon closing. As an inducement to employment with the Company, the Company at closing will grant up to 315,000 options on Penford common stock to sellers. Issuance of approximately 47% of the options is dependent upon the satisfaction of certain earn-out conditions. The Charleston S.C. based business is a leading provider of advanced cationic starches for industrial applications primarily using potato based raw materials. The business generates approximately $25 million in annual revenues. The transaction is projected to be accretive to earnings within a year. The acquisition is strategic to both Penford’s Food and Industrial Ingredients businesses and closing is expected in early December. A separate announcement was released today.

Conference Call

Penford will host a conference call to discuss fourth quarter and fiscal 2011 financial and operational results today, November 10, 2011 at 9:00 a.m. Mountain time (11:00 a.m. Eastern time). Access information for the call and web-cast can be found at www.penx.com. To participate in the call on November 10, 2011, please phone 1-877-407-9205 at 8:50 a.m. Mountain Time. A replay will be available at www.penx.com.

About Penford Corporation

Penford Corporation develops, manufactures and markets specialty, natural-based ingredient systems for a variety of industrial and food applications. Penford has five manufacturing and/or research locations in the United States.

The statements contained in this release that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as “believes,” “may,” “will,” “looks,” “should,” “could,” “anticipates,” “expects,” or comparable terminology or by discussions of strategies or trends. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly affect expected results. Actual future results could differ materially from those described in such forward-looking statements, and the Company does not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that could cause actual results to differ materially are the risks and uncertainties discussed in this release and those described from time to time in other filings with the Securities and Exchange Commission which include, but are not limited to: competition; the possibility of interruption of business activities due to equipment problems, accidents, strikes, weather or other factors; product development risk; changes in corn and other raw material prices and availability; the Company’s inability to comply with the terms of instruments governing the Company’s debt; the effects of the current economic recession as well as other changes in general economic conditions or developments with respect to specific industries or customers affecting demand for the Company’s products, including unfavorable shifts in product mix; unanticipated costs, expenses or third party claims; interest rate, chemical and energy cost volatility; changes in returns on pension plan assets and/or assumptions used for determining employee benefit expense and obligations; unforeseen developments in the industries in which Penford operates; and other factors described in the “Risk Factors” section in reports filed by the Company with the Securities and Exchange Commission.

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CHARTS TO FOLLOW

Penford Corporation

Financial Highlights

	Three months ended August 31		Year ended August 31
(In thousands except per share data)	2011	2010	2011	2010
	(unaudited)
Consolidated Results of Operations

Sales	$83,638	$63,002	$315,441	$254,274

Loss from continuing operations	$(3,169)	$(3,126)	$(5,117)	$(9,629)
Income from discontinued operations, net of tax	—	—	—	16,312

Net income (loss)	$(3,169)	$(3,126)	$(5,117)	$6,683

Loss per share, diluted – continuing operations	$(0.26)	$(0.26)	$(0.42)	$(0.84)
Income per share, diluted – discontinued operations	—	—	—	1.41

Income (loss) per share, diluted	$(0.26)	$(0.26)	$(0.42)	$0.57

Consolidated Cash Flows

Cash flow provided by (used in) continuing operations:
Operating activities	$3,135	$508	$2,915	$10,068
Investing activities	(2,613)	(1,706)	(8,253)	14,732
Financing activities	(467)	1,149	5,304	(30,388)

	55	(49)	(34)	(5,588)
Net cash flow used in discontinued operations	—	—	—	(271)

Total cash provided (used)	$55	$(49)	$(34)	$(5,859)

Consolidated Balance Sheets

	August 31,	August 31,
	2011	2010
Current assets	$74,077	$61,115
Property, plant and equipment, net	107,372	111,930
Other assets	30,965	35,363

Total assets	212,414	208,408

Current liabilities	30,155	26,000
Long-term debt	23,802	21,038
Redeemable preferred stock	38,982	34,104
Other liabilities	34,010	43,694
Shareholders’ equity	85,465	83,572

Total liabilities and equity	$212,414	$208,408

Penford Corporation

Consolidated Statements of Operations

	Three months ended August 31		Year ended August 31
(In thousands except per share data)	2011	2010	2011	2010
	(unaudited)
Sales	$83,638	$63,002	$315,441	$254,274

Cost of sales	76,321	59,503	281,606	230,820

Gross margin	7,317	3,499	33,835	23,454

Operating expenses	7,525	5,090	24,618	23,943
Research and development expenses	1,310	1,205	4,772	4,371

Income (loss) from operations	(1,518)	(2,796)	4,445	(4,860)

Interest expense	2,411	2,226	9,364	7,550
Non-operating income (expense), net	38	76	115	(1,921)

Loss before income taxes	(3,891)	(4,946)	(4,804)	(14,331)

Income tax expense (benefit)	(722)	(1,820)	313	(4,702)

Loss from continuing operations	(3,169)	(3,126)	(5,117)	(9,629)

Income from discontinued operations, net of tax	—	—	—	16,312

Net income (loss)	$(3,169)	$(3,126)	$(5,117)	$6,683

Weighted average common shares and equivalents outstanding, diluted	12,262	12,209	12,251	11,601

Loss per share, diluted – continuing operations	$(0.26)	$(0.26)	$(0.42)	$(0.84)
Income per share, diluted – discontinued operations	—	—	—	1.41

Income (loss) per share, diluted	$(0.26)	$(0.26)	$(0.42)	$0.57

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